EXHIBIT 4.44

Renminbi Capital Loan Contract

China Construction Bank Corporation

Beijing Branch

Borrower (hereinafter referred to as “Party A”): Beijing Origin Seed Limited.

Lender (hereinafter referred to as “Party B”): China Construction Bank Corporation Beijing Shangdi Sub-Branch

Party A has made an application to Party B for a loan and Party B agrees to advance the loan. According to relevant laws, regulations and rules, Party A and Party B, upon negotiation, enter into this Contract for their mutual compliance and performance.

Article 1 Amount of Money Borrowed

Party A borrows from Party B an amount of RMB (Say) Fifty-one Million Yuan.

Article 2 Purpose of Money Borrowed

Party A will use the money borrowed for the purpose of repaying the mature loan of Year 2006 Zi 123010 No.025, Year 2007 Zi 123010 No.003. Party A is not supposed to change the purpose of the money borrowed, unless Party B agrees in writing in advance.

Article 3 Term of Money Borrowed

As provided in this Contract, the term of the money borrowed is 12 months commencing from November 18, 2007 and ending on November 17, 2008.

If the commencement date of the term of the money borrowed hereunder is different from that specified in the bank remittance voucher (loan debt and bill, sic passim), the date specified in the bank remittance voucher for the first advance shall prevail, and the ending date as described in this article will be adjusted.

The bank remittance voucher shall be an integral part of this Contract and have the same force and effect as this Contract.

Article 4 Interest Rate, Penalty Interest Rate, Interest Calculation and Settlement

1. Interest Rate

The interest rate of the loan hereunder shall be annually interest rate at (1) below:

(1)	fixed rate of 7.29%, which rate shall remain unchanged during the term of the money borrowed;

(2)
fixed rate, that is, [intentionally left blank] % [intentionally left blank] (above/below) the base interest rate from the Interest Starting Date, which rate shall remain unchanged during the term of the money borrowed;

(3)
floating rate, that is, [intentionally left blank] % [intentionally left blank] (above/below) the base interest rate and adjusted every [intentionally left blank] months from the Interest Starting Date. The interest adjustment date shall be the date corresponding to the Interest Starting Date in the month the interest is adjusted. If there is no date corresponding to the Interest Starting Date in that month, then the last day in that month shall be the interest adjustment date.

2.	Penalty Interest Rate

(1)
If Party A fails to use the loan for the purpose specified herein, the penalty interest rate shall be floated above 100% of the loan interest rate, if the loan rate is adjusted as article 1 (3) described, then the penalty interest rate will be adjusted corresponding to the new loan interest rate and the foresaid floating scope.

(2)
The penalty interest for overdue loan hereunder shall be shall be floated above 50% of the loan interest rate, if the loan rate is adjusted as article 1 (3) described, then the penalty interest rate will be adjusted corresponding to the new loan interest rate and the foresaid floating scope.

(3)	It depends on the severity for the calculation of the penalty interest and compound interest, if the loan is overdue and embezzled simultaneously.

3.	The Interest Starting Date referred to in this Article means the date when the first advance made hereunder is transferred and deposited into Party A’s account.

The base interest rate for the first advance made hereunder shall be the interest rate for loans of same grade announced by the People’s Bank of China on the date of Interest Starting Date; thereafter, when the interest rate or penalty interest rate is adjusted pursuant to the foregoing provisions, the base interest rate shall be the interest rate for loans of same grade announced by the People’s Bank of China on the adjustment date; if no interest rate is announced by the People’s Bank of China for loans of same grade, the base interest rate shall be the inter-bank acceptable or customary interest rate for loans of same grade on the adjustment date, unless otherwise provided by the parties.

4.
The interest of the loan shall be accrued from the date when the loan is deposited into Party A’s account. The interest of the loan hereunder shall be accrued on a daily basis. The daily interest rate = annual interest rate/360. A compound interest shall be accrued from the following date if Party A fails to pay accrued interest when due.

5.	Settlement of Interest

(1)
If a fixed interest rate is applied to the loan, the interest shall be calculated and settled at the agreed interest rate. If a floating interest rate is applied to the loan, the interest shall be calculated at such interest rate as then determined at each floating period; if the interest rate changes several times within one interest settlement period, the interest accrued at each floating period shall be first calculated and then added up on the interest settlement date as the interest accrued within such interest settlement period.

(2)	The interest shall be settled at i as follows

i.	The interest shall be settled on a monthly basis for the loan hereunder and the interest settlement date shall be the 20th of every month.

ii.	The interest shall be settled on a seasonly basis for the loan hereunder and the interest settlement date shall be the 20th of every season ending month.

iii.	Others: [intentionally left blank].

Article 5 Advance and Use of Money Borrowed

1.	Conditions Precedent to the Advance of the Money Borrowed

Party B is only obligated to advance the money borrowed upon the satisfaction of the following conditions unless the same are wholly or partly waived by Party B:

i.	Party A having completed the approval, registration, delivery and other legal procedures in respect of the loan hereunder;

ii.	If a security is created for this Contract, the security as Party B required has become effective and persistent;

iii.	Party A has opened the special account for drawing and repaying as Party B required;

iv.	Party A having committed no event of default, or any circumstances endangering Party B’s lender’s right perhaps set forth in this Contract;

v.	The loan hereunder is not be prohibited and limited by the laws and regulations, rules or competent authorities

vi.	Other conditions

[intentionally left blank].

2.	Schedule of Use of the Loan

Schedule of use of the loan shall be (1) as follows:

(1) Schedule as follows:

(i)	November 18, 2007	amount Forty Million Yuan;

(ii)	[intentionally left blank] (date)	amount [intentionally left blank];

(iii)	[intentionally left blank] (date)	amount [intentionally left blank];

(iv)	[intentionally left blank] (date)	amount [intentionally left blank];

(v)	[intentionally left blank] (date)	amount [intentionally left blank];

(vi)	[intentionally left blank] (date)	amount [intentionally left blank];

(2) [intentionally left blank]

3.	Party A shall use the money according to Schedule of Use of the Loan as above 2 described, unless Party B agrees in writing in advance, Party A shall not accelerate, postpone, cancel the drawing

4.	If Party A uses the money in part, the termination date of the loan shall be confirmed as article 3 described.

Article 6 Repayment

1.	Repayment Principles

Repayment made by Party A hereunder shall comply with the following principles:

Party B has right to use the money of Party A’s repayment first to repay the fees advanced by Party B and the fees of settling the debt, the remain shall be subject to the principles of interest paid first and principal repaid then and the interest paid together with the principal. If its principal amount is overdue for over 90 days, or its interest is overdue for over 90 days, or loans otherwise provided for by laws or regulations, the principles of principal repaid first and interest paid then shall be complied with after Party A repaying the foresaid money.

2.	Payment of Interest

Party A shall pay to Party B all interest accrued on the interest settlement date. The first date of payment of interest shall be the first interest settlement date after the advance of the money borrowed. All interest accrued shall be paid at the time of final repayment.

3.	Schedule of Repayment of Principal

Schedule of repayment of principal shall be (1) as follows:

(1) Schedule as follows:

(i)	November 17, 2008	amount Fifty-one Million Yuan;

(ii)	[intentionally left blank] (date)	amount [intentionally left blank];

(iii)	[intentionally left blank] (date)	amount [intentionally left blank];

(iv)	[intentionally left blank] (date)	amount [intentionally left blank];

(v)	[intentionally left blank] (date)	amount [intentionally left blank];

(vi)	[intentionally left blank] (date)	amount [intentionally left blank].

(2) [intentionally left blank]__

4.	Method of Repayment

Prior to the repayment date provided in this Contract, Party A shall deposit into an account opened by Party B enough funds for any amount then due and such funds will be automatically transferred and paid to Party B, or, on the repayment date provided in this Contract, Party A shall transfer funds from other account for the repayment of the loan. If Party A fails to repay the loan in a timely manner, Party B shall have the right to transfer and receive any funds from the account opened by Party A at China Construction Bank’s system.

5.	Prepayment

Party A shall submit to Party B a written application 30 bank business days in advance for its prepayment of the principal and may prepay part or whole of the principal upon Party B’s consent.

If Party A prepays the principal, the interest shall be accrued based on the actual number of days the money is borrowed and at the interest rate set forth in this Contract.

If Party B agrees Party A to prepay the principal, then Party B has right to charge the compensation, the standard of the compensation shall be 1 as follows:
compensation = amount of principal prepaid x number of months ahead x 1‰. In case of less than one month, it shall be deemed as one month.

If Party A prepays part of the principal of the loan that is to be repaid by installments, such prepayment shall be made pursuant to the repayment schedule in reverse order. After such prepayment, the interest rate set forth in this Contract shall continue to be applied to the outstanding loan.

Article 7 Party A’s Right and Obligations

1.	Party A shall have the right to:

(1)	require Party B to advance the loan according to this Contract.

(2)	use the loan for the purpose provided in this Contract.

(3)	apply to Party B for an extension of the loan if Party A satisfies the conditions required by Party B.

(4)
require Party B to keep confidential relevant accounting information and production and operation related trade secrets provided by Party A, unless otherwise provided for by laws, regulations and rules, requirement of the competent authorities or other agreement between both parties.

(5)
reject Party B and its personnel asking for bribe, or report to the competent authorities for the foresaid acting and the violation of laws and regulations regarding credit interest rate and service fees.

2.	Party A shall be obligated:

(1)	to draw the money and repay the principal and interest of the loan, pay the fees as described in this contract.

(2)
to provide relevant financial and accounting materials, information on production and operation conditions as requested by Party B and be responsible for the truthfulness, completeness and validity of the materials so provided, including without limited to, provide Party B within the first 15 bank business days of the first month of every quarter with the balance sheet and loss and profit statement (income and expenditure statement for government sponsored institute) at the end of last quarter and provide at the end of every year cash flow statement of the current year, not to provide false materials or to disguise the necessary operating financial fact;

(3)
to notify Party B in writing of any change in its name, legal representative (person in charge), domicile, business scope or registered capital or company charter within 30 business days after the change and attaching the relevant materials changed.

(4)
to use the money for the purpose set forth in the contract, not to misappropriate or embezzle the money borrowed or commit the unlawful transaction with the money borrowed; to actively cooperate with and voluntarily accept Party B’s inspection of and supervision over its production and operation and financial activities as well as the use of the money borrowed hereunder; not to spirit its money away or transfer its assets or use related transactions to escape debts owing to Party B; not to enter into any false agreement with the related party and to use the accounts and notes receivable without actual transaction background to discount, pledge, draw the money and credit from the bank;

(5)	to abide by the regulations promulgated by the State regarding the environment protection, if Party A use the money borrowed hereunder for production, manufacture and construction;

(6)	not to use the assets generating from the loan hereunder to provide security for a third party without Party B’s consent before its full repayment of the interest and principal owing to Party B;

(7)
to report to Party B the related transactions of over 10% net assets value, including (i) related relations among parties; (ii) items and feature of the transaction; (iii) sum and corresponding rate of the transaction; (iv) policy of fixing the price (including non-money or symbolistic money transaction), if Party A is a group client;

(8)
to guarantee obtaining the approval of the coming project from the relevant competent authorities and not to disobey any laws and regulations, capital fund or other raising money shall be transferred enough in time and in proportion as described in the contract; to guarantee accomplishing the project as the plan described.

Article 8 Party B’s Rights and Obligations

1.
Party B shall have the right to require Party A to repay the principal, interest and fees, to execute other rights set forth in the contract, to require Party A to fulfill other obligations as described in the contract.

2.	Party B shall advance the loan as described in the contract, but for the postponement due to Party A or something not due to Party B.

3.
Party B shall be obligated to keep confidential financial materials and production and operation related trade secrets provided by Party A, unless otherwise provided for by laws, regulations and rules, by relevant competent authorities, and by agreement entered into between both parties.

4.	Party B shall not provide or ask for the bribe, to or from Party A and its personnel

5.	Party B shall not commit anything to damage Party A’s lawful interest, or in bad faith.

Article 9 Liability for Breach of Contract and Remedy for Damage of Party B’s Debt

1.	Party B’s Event of Default

(1)	If it fails to advance the loan as described in the contract without duly reason, Party A has right to ask Party B to advance the loan ahead as described in the contract;

(2)	If Party B violates the relevant laws and regulations and accepts non-receivable interests and fees, Party B has right to ask to back the foresaid.

2.	Party A’s Event of Default

(1)	in breach of any term and condition or other obligations provided in laws.

(2)	not fulfill any obligation provided in this contract, expressing by word or action

3.	Event of damage of Party B’s Debt

(1)
Party B’s debt shall be deemed to be damaged if the event falls into any of the following circumstances: Party A happens to be contracting, consignment, lease, reform with the stock system, decreasing the capital fund, investment, association, merger, acquisition, purchase and recombination, division, joint venture, application for suspending business for internal rectification, application for dissolution or bankruptcy, revoked, change of shareholder/actual controller or transfer of big assets, winding-up, closed, highly penalty by competent authorities, deregistered, revoked its business license, part of big legal dispute, suffering from financial losses of operation and manufacture, non-execution of its responsibilities by legal representative

(2)
Party B’s debt shall be deemed to be damaged if the event falls into any of the following circumstances: Party A shall not fulfill the mature debt hereunder(including CCB subsidiaries or other third party’s mature debt), transfer the assets with low-price or gratis, reduce and release the third party debt, execute the its own lender’s right or other right in laches, or provide securities for the third party;

(3)	Party B’s debt shall be deemed to be damaged if shareholders of Party A abuse its independence or limited responsibility to escape repaying the debt,;

(4)	Any precondition of advancing the loan provided in the contract is not satisfied continuously;

(5)	Party B’s debt shall be deemed to be damaged if the Guarantor falls into any of the following circumstances:

i.	in breach of any term and condition or state set forth in the guarantee, and false, mistake, omit exist in guarantee items;

ii.
happens to be contracting, consignment, lease, reform with the stock system, decreasing the capital fund, investment, association, merger, acquisition, purchase and recombination, division, joint venture, application for suspending business for internal rectification, application for dissolution or bankruptcy, revoked, change of shareholder/actual controller or transfer of big assets, winding-up, closed, highly penalty by competent authorities, deregistered, revoked its business license, part of big legal dispute, suffering from financial losses of operation and manufacture, non-execution of its responsibilities by legal representative, something impact on the guarantor’s capacity of guarantee;

iii.	other circumstances maybe lose or lose capacity of guarantee;

(6)	Party B’s debt shall be deemed to be damaged if the pledge and mortgage falls into any of the following circumstances:

i.
the collateral of the pledge or mortgage will be damaged, destroyed and lost, shank in value because of the third party’s action, collection of state, seized, confiscation, retraction gratis, house breaking and moving, market floating or any other reasons like that;

ii.	the collateral of the pledge or mortgage will be seized, detained, frozen, transferred, lien, auction, supervised by administration, dispute of property;

iii.	the pledgor or mortgager breaches the terms and statement of the contract, and false, mistake, omit exist in guarantee items;

iv.	other circumstances damage realizing the pledge or mortgage;

(7)
if the security contract does not take effect or is invalid or revoked, the guarantor falls into other circumstance under which it is partly or wholly deprived of its ability to secure the loan, or the guarantor refuses to perform its guarantee obligations, the collateral shrinks in value and others Party B’s debt shall be deemed to be damaged

(8)	other circumstances Party B’s debt shall be deemed to be damaged

4.	Party B’s Remedial Measures

Upon the occurrence of any of the events of default set forth in paragraph (2) to paragraph (3) hereinabove, Party B shall be entitled to one or more of the following rights:

(1)	to stop the advance of the loan,

(2)	declare the immediate maturity of the loan and require Party A to repay all principal, interest and expenses hereunder whether or not due and payable.

(3)	if Party A fails to use the loan provided herein, Party B has right to collect liquidated damages from Party A on the amount of the loan not used as provided hereunder at [intentionally left blank] %.

(4)
to impose interest and compound interest on the part of the loan misappropriated by Party A at the penalty interest rate from the date the loan is not used for the purpose provided herein to the date the principal and interest are repaid in full and pursuant to the method of settlement of interest provided herein if Party A fails to use the loan for the purpose provided herein.

(5)
if the loan is overdue, to impose interest and compound interest on the outstanding principal and interest payable by Party A (including the principal and interest declared by Party B to be wholly or partly due and payable) at the penalty interest rate from the date the loan is overdue to the date the principal and interest are repaid in full and according to the method of settlement of interest provided herein. The overdue loan refers to Party A’s failure to repay the loan in a timely manner or its repayment of the loan behind the repayment schedule set forth in this Contract.

to impose compound interest on any overdue interest payable by Party A at the interest rate and according to the method of settlement of interest set forth in the contract before the maturity of the loan.

(6)	other remedial measures, including but not limited:

i. to transfer and receive any amount in any currency from the account opened by Party A at China Construction Bank’s system without informing in advance.

ii to exercise rights under the security

iii to require Party A to provide such new security as required by Party B for all debts hereunder.

iv to terminate this Contract.

Article 10 Other Matters Agreed

1.	Burden of the Expenses and Fees

Party A shall bear the Expenses and Fees hereunder and regarding the security hereunder of lawyer service, insurance, evaluation, registration, safekeeping, appraisal, and notarization and so on, except otherwise agreed between both parties.

Party A shall bear the Expenses and Fees including but not limited of lawsuit, arbitration, property safekeeping, traveling, execution, evaluation, auction, notarization, delivery, notification, lawyer service etc.

2.	Use of Party A’s Information

Party A agrees, Party B apply to the People’s Bank of China and its competent department of credit for approval of setting up a credit data-base, or to relevant authorities and departments for searching Party A’s credit; Party B provides Party A’s information for the credit data-base approved by the People’s Bank of China and its competent department of credit, and fair use and disclose Party A’s information as Party B’s business required.

3.	Public Notification for Urging Repayment

Upon the occurrence of delay of repaying the principal and interest or any of the events of default set forth hereunder, Party B has right to report to the competent authorities and department, and has right to report to mess media.

4.	Evidential Force of Party B’s Record

It shall be composed of certain evidences effectively proofing the creditor’s right relations between both parties that Party B’s internal financial record of principal, interests, fees and repaying record, and Bill and Voucher executed and kept by Party B regarding Party A’s drawings, repaying, repayment of interests, and Record and Voucher Party B urging the loan, unless otherwise there will be believable and assured opposite evidences.

5.	Some Rights Reserved

Party B’s right hereunder shall not impact and exclude any right Party B entitled by laws and regulations and other contracts. It shall not deem to be surrender of right and interests hereunder or permission of breach of the contract if any tolerance, period grace, preference of breach of contract or delay performing the right hereunder. It shall not limit, hinder, and obstruct to perform ahead the foresaid right and other right. So it shall not cause Party B being responsible for Party A as well.

6.
Except the debt as described in the contract, Party B has right to transfer the money in currency of RMB or any others in Party A’s account opening at CCB to repay any mature debt first, if Party A burdens the other debt of Party B as well, meanwhile Party A shall agree without any objection.

7.
Party A shall give a written notice to Party B as soon as possible, if Party B’s mail address or contact is changed, otherwise Party A shall bear the loss because of the failure of the foresaid notice.

8.	Transfer of the Payable Money

As to all Party A’s payable money hereunder, Party B has right to transfer the money in currency of RMB or any others in Party A’s account opening at CCB without informing Party A in advance. Party A shall be obligated to assist Party B to go through the procedures of settling and selling foreign exchange or purchasing and selling foreign exchange if any, Party A shall bear the risk of foreign exchange rate.

9.	Settlement of Dispute

Any dispute arising from the performance of this Contract may be settled through negotiation. If no settlement could be reached, the dispute shall be dealt with according to (1) below:

(1)	to bring a lawsuit at the People’s Court where Party B’s domicile is located; or

(2)
to submit the dispute to [intentionally left blank] Arbitration Commission (the place of arbitration is [intentionally left blank]) for arbitration according to its arbitration rules then effective at the time of submission. The arbitration award shall be final and binding on the two Parties.

In the course of lawsuit or arbitration, the Parties shall continue to perform those provisions in this Contract which are not under dispute.

10.	Effectiveness of this Contract

This Contract shall become effective after it is signed by Party A’s legal representative (person in charge) or authorized representative and stamped with its corporate seal and signed by Party B’s person in charge or authorized representative and stamped with its corporate seal.

11.	This Contract shall be made in five counterparts.

12.	Other Matters Agreed

[intentionally left blank]

[intentionally left blank]

[intentionally left blank]

[intentionally left blank]

Article 11 Representations

1.	Party A is fully aware of Party B’s business scope and scope of authority.

2.
Party A has perused each clause in this Contract. As requested by Party A, Party B has explained correspondingly clauses in this Contract. Party A is fully aware of and understands the meaning and corresponding legal consequences of each clause in this Contract.

3.
Party A shall execute and fulfill the obligation hereunder in accordance with laws, regulations, rules and company charter or internal organizational documents, as well as obtain the approval of the internal competent department of company or the national competent authorities.

Party A (corporate seal): Beijing Origin Seed Limited.

Legal representative (person in charge) or authorized representative (signature):

/s/ Gengchen Han

/s/ CORPORATE SEAL
November 18, 2007

Party B (corporate seal): China Construction Bank Corporation Beijing Shangdi Sub-Branch

Legal representative (person in charge) or authorized representative (signature):

/s/ Qi Xue

/s/ CORPORATE SEAL
November 18, 2007